As filed with the Securities and Exchange Commission on August 10, 2000

                                                 Registration No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                   COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
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         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3728359
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                      (I.R.S. Employer Identification No.)

              500 Glenpointe Centre West, Teaneck, New Jersey 07666
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              (Address of Principal Executive Offices) (Zip Code)

                   Cognizant Technology Solutions Corporation
                  1999 Incentive Compensation Plan, as amended
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                            (Full Title of the Plan)

                               Wijeyaraj Mahadeva
                Chairman of the Board and Chief Executive Officer
                   Cognizant Technology Solutions Corporation
              500 Glenpointe Centre West, Teaneck, New Jersey 07666
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                     (Name and Address of Agent for Service)

                                 (201) 801-0233
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          (Telephone Number, Including Area Code, of Agent for Service)

                                    Copy to:
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                              David J. Sorin, Esq.
                              David S. Matlin, Esq.
                   Buchanan Ingersoll Professional Corporation
                              650 College Road East
                           Princeton, New Jersey 08540
                                 (609) 987-6800

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                               Proposed          Proposed
                                                Amount         Maximum           Maximum         Amount Of
            Title Of Securities                  To Be      Offering Price       Aggregate      Registration
             To Be Registered                 Registered      Per Share       Offering Price        Fee
                                                                Share
-------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01
per share

 Issuable  pursuant to options or other
  awards to be granted under Cognizant
  Technology Solutions Corporation 1999
  Incentive Compensation Plan.............     1,000,000        $42.50(1)        4,250,000(1)     $11,220.00


-------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c) and Rule 457(h), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low price per share of the Registrant's Common Stock as reported on the Nasdaq National Market on August 8, 2000.

                                EXPLANATORY NOTE

     This Registration Statement on Form S-8 (the "Registration Statement"), has been filed by Cognizant Technology Solutions Corporation, a Delaware corporation (the "Company"), in order to register an additional 1,000,000 shares of Class A Common Stock, issuable upon the exercise of stock options or other awards granted under the Company's 1999 Incentive Compensation Plan, as amended (the "Incentive Plan"). Pursuant to the Securities Act of 1933, as amended (the "Act"), the Company registers these securities in addition to securities of the same class previously registered on the Company's Registration Statement (Registration Statement No. 333-86909) filed with the Securities and Exchange Commission on September 10, 1999 (the "Prior Registration Statement"), relating to the Incentive Plan and, in accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein.

     Requests for documents which have been incorporated in the Section 10(a) Prospectus by reference, along with any other documents required to be delivered to employees pursuant to Rule 428(b) of the Act should be directed to the Chief Financial Officer, Cognizant Technology Solutions Corporation, 500 Glenpointe Centre West, Teaneck, New Jersey 07666. Telephone requests may be directed to
(201) 801-0233.

                     RESTATEMENT OF EARNINGS PER SHARE DATA

     As disclosed in Note 14. to the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, on February 11, 2000, the Board of Directors of the Company declared a 2-for-1 stock split effected by a 100% dividend payable on March 16, 2000 to stockholders of record on March 2, 2000. The Company's Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 reflects the stock split for all periods presented.

     The selected consolidated financial data set forth below for the Company for each of the years ended December 31, 1995 through December 31, 1999 have been derived from the Company's audited consolidated financial statements restated to reflect the stock split. Accordingly, appropriate adjustments have been made to the number of outstanding shares and per share information, as well as the exercise price and number of shares subject to stock options. The Company's audited consolidated financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 are as previously reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. Historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                     RESTATEMENT OF EARNINGS PER SHARE DATA

                                                           YEAR ENDED DECEMBER 31,
                                            1995       1996          1997         1998        1999
                                            ----       ----          ----         ----        ----
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
Revenues...............................   $   298    $ 2,775       $ 13,898     $ 45,031    $ 74,084
Revenues - related party...............     6,877      9,257         10,846       13,575      14,820
                                           ------     ------        -------      -------     -------

   Total revenues......................     7,175     12,032         24,744       58,606      88,904

Cost of revenues.......................     3,567      6,020         14,359       31,919      46,161
                                           ------     ------        -------      -------     -------

Gross profit...........................     3,608      6,012         10,385       26,687      42,743

Selling, general and
 administrative expenses...............     2,213      3,727          6,898       15,547      23,061

Depreciation and amortization
 expense...............................       376        819          1,358        2,222       3,037
                                           ------     ------        -------      -------     -------

Income (loss) from operations..........     1,019      1,466          2,129        8,918      16,645

Other income:
   Interest income.....................         7          8             25          638       1,263
   Other income - net..................        44          1             --           83          37
                                           ------     ------        -------      -------     -------
    Total other income.................        51          9             25          721       1,300
                                           ------     ------        -------      -------     -------

Income before provision for
 income taxes..........................     1,070      1,475          2,154        9,639      17,945

Provision for income taxes.............      (247)      (341)          (581)      (3,606)     (6,711)

Minority interest......................      (362)      (492)          (545)          --          --

Net income.............................   $   461    $   642       $  1,028     $  6,033    $ 11,234
                                           ======     ======        =======      =======     =======

Unaudited Basic earnings per share.....   $  0.04    $  0.05       $   0.08     $   0.38    $   0.61
                                           ======     ======        =======      =======     =======

Unaudited Diluted earnings per share...   $  0.04    $  0.05       $   0.08     $   0.36    $   0.58
                                           ======     ======        =======      =======     =======

Weighted average number of common
 shares outstanding....................    13,000     13,000         13,094       15,886      18,342
                                           ======     ======        =======      =======     =======

Weighted average number of common
 shares and stock options outstanding..    13,000     13,000         13,210       16,538      19,416
                                           ======     ======        =======      =======     =======

Balance Sheet Data (at period end):

Cash and cash equivalents..............   $   546    $ 1,810       $  2,715     $ 28,418    $ 42,641
Working capital........................     1,126      2,781          5,694       29,416      43,507
Total assets...........................     5,451      7,827         18,298       51,679      69,026
Due to related party...................       662        976          6,646            9          --
Stockholders' equity...................     1,766      2,806          3,419       32,616      45,461

     In accordance with General Instruction E to Form S-8, the following exhibits are filed herewith:

  Exhibit
  Number                             Description
  ------                             -----------

     5    Opinion of Buchanan Ingersoll Professional Corporation.

    10.1 Cognizant Technology Solutions Corporation 1999 Incentive Compensation Plan, as amended.

    23.1  Consent of PricewaterhouseCoopers LLP.

    23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5).

    24    Power of Attorney (included on signature page).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teaneck, State of New Jersey, on this 10th day of August, 2000.

                                            COGNIZANT TECHNOLOGY
                                            SOLUTIONS CORPORATION

                                            By: /s/ Wijeyaraj Mahadeva
                                                -----------------------------
                                                Wijeyaraj Mahadeva
                                                Chairman of the Board and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Wijeyaraj Mahadeva and Gordon J. Coburn, and each of them his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE                        TITLE                            DATE
    ---------                        -----                            ----

/s/ Wijeyaraj Mahadeva       Chairman of the Board and Chief     August 10, 2000
-------------------------
Wijeyaraj Mahadeva           Executive Officer (principal
                             executive officer)

s/ Gordon Coburn             Senior Vice President, Chief        August 10, 2000
-------------------------
Gordon Coburn                Financial Officer, Treasurer and
                             Secretary (principal financial
                             and accounting officer)

/s/ Anthony Bellomo          Director                            August 10, 2000
-------------------------
Anthony Bellomo

                             Director                            August   , 2000
-------------------------
Victoria Fash

                             Director                            August   , 2000
-------------------------
Robert W. Howe

/s/ John Klein               Director                            August 10, 2000
-------------------------
John Klein

/s/ Venetia Kontogouris      Director                            August 10, 2000
-------------------------
Venetia Kontogouris

                                  EXHIBIT INDEX

  Exhibit
  Number                             Description
  ------                             -----------

     5    Opinion of Buchanan Ingersoll Professional Corporation.

    10.1 Cognizant Technology Solutions Corporation 1999 Incentive Compensation Plan, as amended.

    23.1  Consent of PricewaterhouseCoopers LLP.

    23.2 Consent of Buchanan Ingersoll Professional Corporation (contained in the opinion filed as Exhibit 5).

    24    Power of Attorney (included on signature page).